UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2019

Control4 Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36017	42-1583209
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11734 S. Election Road
Salt Lake City, Utah 84020

(Address of principal executive offices) (Zip Code)

(801) 523-3100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01      Completion of Acquisition or Disposition of Assets.

On February 1, 2019, Control4 Corporation (“Control4”), completed its acquisition of NEEO, AG, a company organized and headquartered in Switzerland (“NEEO”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated January 11, 2019, by and among Control4, NEEO and all of the shareholders of NEEO.

Pursuant to the terms of the Purchase Agreement, Control4 purchased all of the issued and outstanding shares of NEEO from its shareholders and NEEO became a wholly owned subsidiary of Control4.  The total purchase price for Control4’s acquisition of NEEO was $11,000,000 in cash (the “Purchase Price”). Approximately 15% of the Purchase Price, less the amount paid to satisfy convertible loan debt, will be held in escrow for up to 18 months to cover any of NEEO’s post-Closing obligations, including without limitation any indemnification obligations that may arise.  In connection with this acquisition, Control4 also paid or assumed NEEO’s debt that we currently estimate to be approximately $4,600,000 based on unaudited financial statements. In addition, Control4 committed to grant retention Restricted Stock Units (“RSUs”) in an aggregate amount of $1,500,000 to certain employees of NEEO upon their acceptance of new employment offers. These RSUs will be granted pursuant to Control4’s 2013 Stock Option and Incentive Plan and will vest over three years.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial Statement of Businesses Acquired.

(b)  Pro Forma Financial Information.

The financial statements required by Item 9.01(a) and the pro forma financial information required by Item 9.01(b) have not been included in this filing and will be filed by amendment to this Form 8-K no later than seventy-one (71) calendar days after the date that this Form 8-K must be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2019

CONTROL4 CORPORATION

	By:	/s/ Mark Novakovich
Mark Novakovich
Chief Financial Officer

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